Exhibit (d)(4)

ANSELL LIMITED

STOCK INCENTIVE PLAN

PLAN RULES

11 December 2002

ANSELL LIMITED

STOCK INCENTIVE PLAN

ARTICLE I

GENERAL

1.1. Purpose. The Ansell Limited Stock Incentive Plan (the “Plan”) has been established by Ansell Limited, an Australian company (the “Company”), to:

(a)	attract and retain key employees of the Company and Related Companies;

(b)	motivate participating employees, by means of appropriate incentives, to achieve long-range goals;

(c)	provide incentive compensation opportunities that are competitive with those of other major corporations; and

(d)	further identify Participants’ interests with those of the Company’s other stockholders through compensation that is based on the Company’s common stock;

and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company’s equity and enhancement of long-term stockholder return.

1.2. Participation. Subject to the terms and conditions of the Plan, the Board will determine, from time to time, from among the employees of the Company and the Related Companies, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

In the discretion of the Board, and subject to the terms of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Except as otherwise agreed by the Company and the Participant, or except as otherwise provided in the Plan, an Award under the Plan will not affect any previous Award under the Plan or an award under any other plan maintained by the Company or the Related Companies.

1.3. Operation and Administration. The operation and administration of the Plan, including the Awards made under the Plan, is subject to the provisions of Article IV (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article VI).

ARTICLE II

OPTIONS

2.1. Definitions. The grant of an “Option” entitles the Participant to purchase shares of Stock at a price fixed at the time the Option is granted, or at a price determined under a method established at the time the Option is granted, subject to the terms of this Article II.

2.2. Eligibility. The Board will determine the Participants to whom Options are to be granted under this Article II and will determine the number of shares of Stock subject to each Option.

2.3. Price. The determination and payment of the purchase price of a share of Stock under each Option granted under this Article II is subject to the following:

(a)	the purchase price will be established by the Board or will be determined by a method established by the Board at the time the Option is granted, failing which the purchase price of an Option will be the Fair Market Value of a share of Stock as of the date on which the Option is granted; and

(b)	the full purchase price of each share of Stock purchased upon the exercise of any Option must be paid in cash at the time of exercise.

2.4. Exercise. Except as otherwise expressly provided in the Plan, an Option granted under this Article II is exercisable in accordance with:

(a)	the terms and conditions relating to exercise of an Option established by the Board, which may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise of the Option, or achievement of Stock ownership objectives by the Participant; and

(b)	no Option may be exercised by a Participant after the Expiration Date applicable to that Option.

2.5. Post-Exercise Limitations. Except to the extent prohibited by applicable law or the rules of any applicable stock exchange, the Board, in its discretion, may impose such restrictions on shares of Stock acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on performance, Stock ownership by the Participant, and such other factors as the Board determines to be appropriate.

2.6. Expiration Date. The “Expiration Date” with respect to an Option means the date established as the Expiration Date by the Board at the time of the grant which, unless the Board determines otherwise, will not be later than the earliest to occur of:

(a)	the ten-year anniversary of the date on which the Option is granted;

(b)	if the Participant’s Date of Termination occurs by reason of Separation From Service, the date which is two years after such Date of Termination;

(c)	if the Participant’s Date of Termination occurs for reasons other than Separation From Service, the day which is 60 days after such Date of Termination; or

(d)	if the Option is transferred to a third party in accordance with Section 4.7, the date which is 30 days after the date of such transfer.

Any portion of an Option that is not vested on the Participant’s Date of Termination will lapse. The Board retains a discretion at the time of a Participant’s Date of Termination to determine a different period for exercise of an Option to that set out in paragraphs (b) or (c) above.

ARTICLE III

PERFORMANCE SHARES

3.1. Definition. Subject to the terms of this Article III, the Award of a Performance Share Right (“PSR”) by the Company under the Plan entitles the Participant to receive one fully paid ordinary share of Stock in the Company at the end of a Performance Period to the extent provided under the Award (“Performance Share”). The number of PSRs that vest will be contingent on the degree to which the performance measures and, as appropriate, service conditions established at the time of grant of the Award are met. For the purposes of the Plan, the “Performance Period” with respect to the award of any PSRs is the period of the relevant service period specified by the Board or over which the applicable performance is to be measured (as applicable).

3.2. Eligibility. The Board will determine the Participants to whom PSRs are to be granted and the number of PSRs to be the subject of each such Award.

3.3. Terms and Conditions of Awards. For each Participant, the Board will determine the number of PSRs; the performance measures or service periods used for determining whether the PSRs vest; the Performance Period during which each performance measure or service period will apply; the relationship between the level of achievement of the performance measures or service periods and the degree to which PSRs vest and whether, during or after the Performance Period, any revision to the performance measures or Performance Period should be made to reflect significant events or changes that occur during the Performance Period.

3.4. Vesting. PSRs will vest only upon satisfaction of the performance measure or service period applied by the Board, and immediately upon the vesting of the PSRs, the Participant will be entitled to Performance Shares, which the Company must either issue to, or procure a third party deliver to, the Participant, but which are subject to any restrictions outlined in Section 3.8 below.

3.5 Lapse of PSRs. PSRs will lapse upon the earlier of:

(a)	any date determined by the Board for the purposes of Section 3.3;

(b)	the PSR lapsing following failure to meet the performance measure at the end of the Performance Period, or any other period set out in any agreement entered into pursuant to Section 4.10;

(c)	the PSR lapsing in accordance with Section 3.6; and

(d)	the 10th anniversary of grant of the PSR.

3.6. Termination During Performance Period. If a Participant’s Date of Termination occurs during a Performance Period with respect to any unvested PSRs:

(a)	where the termination arises by reason of a Participant’s Separation From Service, the Board may determine the extent (if any) to which and, if so, the date upon which PSRs vest, having regard to such factors as the Board determines including, without limitation, the degree to which the performance measures or service periods established at the time of grant of the Award are met on a pro rata basis in the period prior to the Date of Termination; and

(b)	where termination arises for any other reason, all PSRs lapse.

3.7 Bonus Shares.

(a)	If:

(1)	shares are issued pro rata to the Company’s shareholders generally by way of bonus issue (other than an issue in lieu of dividends or by way of dividend reinvestment) involving capitalization of reserves or distributable profits; or

(2)	any reorganisation (including consolidation, subdivision, reduction or return) of the issued capital of the Company effected,

the number of PSRs to which each Participant is entitled may be adjusted in the manner determined by the Board to ensure that no advantage or disadvantage accrues to the Participant as a result of such corporate actions.

(b) If any additional PSRs are granted to a Participant pursuant to Section 3.7(a), such PSRs will be subject to the same terms and conditions as the original PSRs including, without limitation, any Performance Conditions.

(c) If any bonus or other form of share is issued as a result of an event described in to section 3.7(a) in respect of Performance Shares held by the Participant and subject to the restrictions outlined in Section 3.8 below, such additional Stock will be issued to the Participant on the same terms and conditions as the underlying Performance Shares in respect of which they were issued, including, without limitation, the same restrictions as the underlying Performance Shares.

3.8 Restrictions on Performance Shares. The Board may from time to time impose restrictions, including, without limitation, a restriction that a Participant must not Deal in the

Performance Shares, in relation to some or all of the Performance Shares allocated to a Participant following vesting of PSRs. Any such restrictions must be set out in the Agreement entered into with a Participant pursuant to Section 4.10.

The Company may implement any procedures, including without limitation, a holding lock, it considers appropriate to enforce any restrictions imposed on Performance Shares allocated to a Participant following vesting of PSRs.

Unless the Board determines otherwise, where a Participant ceases to be employed by the Company or any Related Company for any reason (including death), Performance Shares held by the Participant will not cease to be subject to any such restriction until the end of the applicable restriction period set out in the Agreement entered into with a Participant pursuant to Section 4.10.

3.9 Event of Forfeiture. If, in the opinion of the Board, a Participant acts fraudulently or dishonestly or is in breach of his or her obligations to the Company or any Related Company, then the Board may:

(a)	deem any unvested PSRs of the Participant to have lapsed;

(b)	deem all or any Performance Shares held by the Participant to be forfeited – in which event the Participant is deemed to have agreed to sell his shares to the Company pursuant to an Employee Share Buy-Back (as defined in the Corporations Act) for no consideration or to other arrangements which will quarantine the Performance Shares until such time as the Company may buy-back or cancel those shares; and

(c)	where any Performance Shares have been sold by the Participant, require the Participant to pay all or part of the net proceeds of that sale to the Company.

ARTICLE IV

OPERATION AND ADMINISTRATION

4.1. Effective Date. The Plan will be effective as of July 1, 2002 (the “Effective Date”). The Plan is unlimited in duration and, in the event of Plan termination, remains in effect as long as any Awards under it are outstanding.

4.2. Shares Subject to Plan. The shares of Stock with respect to which Awards may be made under the Plan may be new shares, or previously issued shares.

4.3. Adjustments to Shares.

(a)	If the Company effects any subdivision or consolidation of shares of Stock or other capital readjustment, payment of stock dividend, stock split, combination of shares or recapitalization, bonus issue, rights issue or other increase or reduction of the number of shares of Stock outstanding without receiving compensation therefor in money, services or property, then the Board may, at any time and in its absolute discretion, adjust (i) the number of shares of Stock subject to outstanding Awards; (ii) the per-share price under any outstanding Award to the extent that the Participant is required to pay a purchase price per share with respect to the Award; and (iii) in respect of a PSR, adjust the PSR so that no advantage or disadvantage accrues to the Participant as a result of the corporate action.

(b)	If the Company is reorganized, merged or consolidated or is party to a plan of exchange with another corporation, pursuant to which reorganization, merger, consolidation or plan of exchange, the stockholders of the Company receive any shares of stock or other securities or property, or the Company shall distribute securities of another corporation to its shareholders, the Board may at any time and in its absolute discretion, substitute for the shares subject to outstanding Awards an appropriate number of shares of each class of stock or amount of other securities or property which were distributed to the stockholders of the Company in respect of such shares; provided, however, all or any of the Awards may be cancelled by the Board on or immediately prior to the effective date of the applicable transaction, if the Board gives reasonable advance notice of the cancellation to each affected Participant, and either: (i) the Participant is permitted to exercise the Award for a reasonable period prior to the effective date of the cancellation; or (ii) the Participant receives payment or other benefits that the Board determines to be reasonable compensation for the value of the cancelled Awards.

(c)	Upon (or, in the discretion of the Board, immediately prior to) the sale to (or exchange with) a third party unrelated to the Company of all or substantially all of the assets of the Company, the Board may determine that all Awards be cancelled and either (i) the Participant be provided with reasonable advance notice of the cancellation, and the Board will consider any request to amend or modify the terms of the Award such that the Participant be permitted to exercise the Award for a reasonable period prior to the effective date of the cancellation in accordance with the appropriate Board policy; or (ii) the Participant receive payment or other benefits that the Board determines to be reasonable compensation for the value of the cancelled Awards.

(d)	If an entity (“Acquiring Company”) obtains control of the Company as a result of (i) a Takeover Bid, or (ii) a proposed scheme of arrangement between the Company and its shareholders, and both the Company and Acquiring Company agree, the Board may, in its absolute discretion, determine that a Participant may, upon exercise of an Option or vesting of a PSR, elect to acquire, and the Company may provide, shares of the Acquiring Company or its parent in lieu of shares of Stock, on substantially the same terms and subject to substantially the same conditions as pursuant to the terms of the Option or PSR (as applicable), but with appropriate adjustments to the number and kind of shares subject to the Option or PSR and the exercise price of any Option or amount payable on vesting of an PSR.

In determining what action, if any, is necessary or appropriate under the foregoing provisions of this Section 4.3, the Board must act in a manner that it determines to be consistent with applicable law or the rules of any applicable stock exchange, the purposes of the Plan and of the affected Awards and, where applicable or otherwise appropriate, in a manner that it determines to be necessary to preserve the benefits and potential benefits of the affected Awards for the Participants and the Company.

4.4. Limit on Distribution. Notwithstanding any other provision of the Plan, the Company has no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

4.5. Liability for Cash Payments. Subject to the provisions of this Article IV, the Board will determine the extent to which each Related Company may be liable for payments due under the Plan.

4.6. Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes.

4.7. Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. However, the Board may permit a Participant to transfer an Award to the Participant’s immediate family members or to a trust for the benefit of the Participant or his or her immediate family members or to a company controlled by the Participant or his or her immediate family members for the benefit of the Participant or his or her immediate family members, subject to such rules and limitations as the Board may establish. To the extent that a Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing, for Participants located outside of the United States, the Board may permit such a Participant to sell or otherwise transfer his or her Award to a third party broker, provided such Award will lapse if it is not exercised within 30 days of such sale or transfer unless otherwise specified by the Board.

4.8. Notices. Any notice or document required to be filed with the Company or Board under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Company or, if applicable to the Board, in care of the Company, at its principal executive offices. The Company or Board may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

4.9. Form and Time of Elections. Unless otherwise specified, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, must be in writing filed with the Board at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Board requires.

4.10. Agreement With Company. At the time of an Award to a Participant under the Plan, the Board may require a Participant to enter into an agreement with the Company (the “Agreement”) in a form specified by the Board, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Board may, in its sole discretion, prescribe.

4.11. Limitation of Implied Rights.

(a)	Neither a Participant nor any other person, by reason of the Plan, acquires any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan.

(b)	The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he or she fulfills all service requirements and other conditions for receipt of such rights.

4.12. Benefits Under Qualified Retirement Plans. Awards to a Participant (including the grant and the receipt of benefits) under the Plan will be disregarded for purposes of determining the Participant’s benefits under any Qualified Retirement Plan.

4.13. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.14. Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company must be by resolution of its board of directors, or by action of one or more members of the board (including a committee the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or the rules of any applicable stock exchange) by a duly authorized officer of the company.

4.15. Gender and Number. Where the context admits, words in any gender include any other gender, words in the singular include the plural and the plural includes the singular.

4.16. Governing Law. The Plan and the terms of any Award granted will be construed in accordance with the laws of Victoria, Australia, without regard to the conflict of law provisions of any other jurisdiction.

ARTICLE V

CHANGE IN CONTROL

In the event of a Change in Control, or if the Board reasonably believes that a Change in Control is likely, the Board may in its absolute discretion:

(a)	consider the likely effect of the Change in Control on a Participant’s Awards; and

(b)	amend or modify the terms of such Awards, to the extent that the Board believes necessary, which may include to permit the immediate vesting and/or exercise of the Awards (as appropriate).

ARTICLE VI

ADMINISTRATION

6.1. Administration. The authority to control and manage the operation and administration of the Plan is vested in the Board provided, however, the Board, in its sole discretion, may delegate all or any portion of its authority under the Plan to a committee of the Board in which case references to the Board in the Plan include any such committee.

6.2. Powers of Board. The Board’s authority to manage and control the operation and administration of the Plan is subject to the following:

(a)	Subject to the provisions of the Plan, the Board has the authority and discretion to select employees to receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Article VII) to cancel or suspend Awards. In making such Award determinations, the Board may take into account the nature of services rendered by the respective employee, his or her present and potential contribution to the Company’s success and such other factors as the Board deems relevant.

(b)	Except to the extent prohibited by applicable law or the rules of any stock exchange, the Board will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)	Any interpretation of the Plan by the Board and any decision made by it under the Plan is final and binding on all persons.

6.3. Information to be Furnished to Board. The Company and Related Companies will furnish the Board with such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation are conclusive unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Board such evidence, data or information as the Board considers desirable to carry out the terms of the Plan.

6.4. Liability and Indemnification of Board. No member or authorized delegate of the Board is liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Related Company. To the extent permitted by applicable law, the directors, and persons acting as the authorized delegates of the Board under the Plan, are indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Board or its members or authorized delegates by reason of the performance of a Board function if the Board or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1. The Plan. The Board may, at any time, amend or terminate the Plan, provided that, subject to Section 4.3 (relating to certain adjustments to shares), no amendment to, or termination of, the Plan may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), materially adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board, unless such amendment is made (i) for the purpose of complying with or conforming to present or future applicable laws, regulations or rulings governing or regulating the maintenance or operation of the Plan or like plans, (ii) to correct any manifest error, or (iii) to take into consideration possible adverse tax implications with respect to the Plan or an Award. In considering any such possible adverse tax implications, the Board may, without limitation, have regard to, adverse rulings from any applicable taxing authority, changes to any applicable tax legislation, or changes in the interpretation of any applicable tax legislation, regulations or rulings by a court of competent jurisdiction.

7.2. Awards. The Board may, with the consent of the Participant or in the circumstances described below and in accordance with any procedures determined by the Board, amend or modify the terms of an Award. The Board may amend an Award without obtaining the consent of the affected Participant where the amendment is made (i) for the purpose of complying with or conforming to present or future applicable laws, regulations or rulings governing or regulating the maintenance or operation of the Plan or the Award, (ii) to correct any manifest error, or (iii) to take into consideration possible adverse tax implications with respect to the Award. In considering any such possible adverse tax implications, the Board may, without limitation, have regard to, adverse rulings from any applicable taxing authority, changes to any applicable tax legislation, or changes in the interpretation of any applicable tax legislation, regulations or rulings by a court of competent jurisdiction.

ARTICLE VIII

DEFINED TERMS

For purposes of the Plan, the terms listed below shall be defined as follows:

(a)	Award. The term “Award” means any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options or PSRs or the allocation of Performance Shares.

(b)	Board. The term “Board” means the Board of Directors of the Company and any committee of the Board authorized for the purposes of the Plan.

(c)	Change in Control. The term “Change in Control” means the occurrence of any event that has an effect or may have a potential effect on the ownership of the Company which the Board deems to be a Change in Control, or such other meaning as the Board determines for the purposes of the Plan from time to time.

(d)	Code. The term “Code” means the United States Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(e)	Corporations Act. The term “Corporations Act” means the Australian Corporations Act 2001, as in effect from time to time.

(f)	Date of Termination. A Participant’s “Date of Termination” is the date on which his employment with the Company and all Related Companies terminates for any reason; provided that a Date of Termination will not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies; and further provided that a Participant’s employment is not considered terminated while the Participant is on a leave of absence from the Company or a Related Company approved by the Participant’s employer. If, as a result of a sale or other transaction, a Participant’s employer ceases to be a Related Company (and the Participant’s employer is or becomes an entity that is separate from the Company), the Board may determine the extent to which the occurrence of such transaction will be treated as the Participant’s Date of Termination.

(g)	Deal. A Participant will “Deal” in an Award or shares the subject of an Award where the Participant purports to create any rights over the Award or share in a third party that is not permitted by these rules and will include entering into an agreement to sell, transfer or otherwise alienate that property or create any security interest over the Award or share whether by way of charge, mortgage, lien or otherwise.

(h)	Fair Market Value. The “Fair Market Value” of a share of Stock of the Company as of any date is the average of the closing prices for such Stock for the immediately preceding five business days, as reported on the securities exchange on which the Stock is primarily traded.

(i)	Option. The term “Option” has the meaning set forth in Section 2.1 of the Plan.

(j)	Qualified Retirement Plan. The term “Qualified Retirement Plan” means any plan of the Company or a Related Company that is intended to be qualified under Section 401(a) of the Code.

(k)	Related Companies. The term “Related Company” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in the Corporations Act or Code Section 424(f)) with respect to the Company, and any other entity designated by the Board as a Related Company.

(l)	Separation From Service. The term “Separation From Service” means the cessation of the Participant’s employment with the Company or a Related Company for any reason determined by the Board other than cause or misconduct, including without limitation due to death, disability or redundancy, provided that a Separation From Service will not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies, or such other meaning as the Board determines for the purposes of the Plan from time to time.

(m)	Stock. The term “Stock” means shares of common stock of the Company.

(n)	Takeover Bid. The term “Takeover Bid” has the meaning set forth in section 9 of the Corporations Act.